UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2010

ICX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 001-33793

DELAWARE	#77-0619113
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2100 Crystal Drive, Suite 650, Arlington, VA 22202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 678-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

ICx Technologies, Inc. (“ICx” or the “Company”) typically grants stock options (the “Equity Compensation”) to the nonemployee members of its Board of Directors (the “Nonemployee Directors”) annually for services rendered. These grants are typically made in addition to the regular cash compensation (the “Cash Compensation”) paid to the Nonemployee Directors, which amounts are paid in equal increments throughout the year on a quarterly basis at the beginning of each quarter. For 2010, the Nonemployee Directors will receive the following aggregate Cash Compensation: E. Spencer Abraham: $75,000; Robert A. Maginn, Jr.: $35,000; Mark L. Plaumann: $50,000; Rodney E. Slater: $40,000; Joseph M. Jacobs: $0.

The Equity Compensation has historically been awarded in late February or early March of the year to which the compensation relates. However, the Company did not timely award the Equity Compensation in 2010 and has determined to grant additional cash awards to the Nonemployee Directors in lieu of the Equity Compensation for services rendered in 2010 (the “Additional Cash Compensation”).

The Company made the following payments of the Additional Cash Compensation on September 1, 2010:

DIRECTOR	HISTORICAL EQUITY COMPENSATION	ADDITIONAL CASH COMPENSATION
Joseph M. Jacobs	1,500	$1,560
Mark L. Plaumann	4,500	$4,680
Robert A. Maginn, Jr.	3,000	$3,120
E. Spencer Abraham	9,000	$9,360
Rodney E. Slater	6,000	$6,240

The Additional Cash Compensation shown above was calculated by subtracting the closing market price of a share of the Company’s common stock, par value $0.001 (“Common Stock”) on March 1, 2010 (the assumed grant date based on the Company’s historical practices ) from the Offer Price (as defined in the Agreement and Plan of Merger entered into by and among the Company, FLIR Systems, Inc. and Indicator Merger Sub, Inc., as described in the Company’s Form 8-K filed on August 16, 2010) of $7.55 per share of Common Stock and multiplying by the number of shares of Common Stock that would have been subject to options granted if the Equity Compensation had been awarded consistent with the Company’s historical practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICX TECHNOLOGIES, INC. (Registrant)

By	/s/ Colin J. Cumming
Colin J. Cumming
Chief Executive Officer

Date: September 3, 2010